Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

Aether Holdings, Inc

FIRST: The name of the corporation is: Aether Holdings, Inc. (the “Corporation”).

SECOND: The Corporation’s registered office in the State of Delaware is located at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The registered agent in charge thereof is Harvard Business Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

FOURTH: The Corporation is authorized to issue a total number of shares of 50,000,000 shares having a par value of $0.0010000 per share. All shares shall be common shares and of one class.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors (the “Board”), and the directors comprising the Board (the “Directors”) need not be elected by written ballot. The number of Directors on the Board shall be set by a resolution of the Board.

SIXTH: The Corporation shall exist perpetually unless otherwise decided by a majority of the Board.

SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is authorized to amend or repeal the bylaws.

EIGHTH: The Corporation reserves the right to amend or repeal any provision in this Certificate of lncorporation in the manner prescribed by the laws of the State of Delaware.

NINTH: The incorporator is Harvard Business Services, Inc., the mailing address of which is 16192 Coastal Highway, Lewes, Delaware 19958.

TENTH: To the fullest extent permitted by the DGCL, a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director. No amendment to, modification of, or repeal of this item Tenth shall apply to or have any effect on the liability of a Director for or with respect to any acts or omissions of such Director occurring prior to such amendment. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then this Certificate should be read to eliminate or limit the liability of a Director of the Corporation to the fullest extent permitted by the DGCL, as so amended.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware do make and file this certificate, and do certify that the facts herein stated are true; and have accordingly signed below, this August 15, 2023.

Signed and Attested to by:	/s/ Michael J. Bell
Harvard Business Services, Inc., Incorporator
By:	Michael J. Bell, President

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:46 P 08/15/2023
FILED 04:46 PM 08/15/2023
SR 20233257156 - FileNumber 7624271

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION OF

AETHER HOLDINGS, INC.

Aether Holdings, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1. The name of the Corporation is: Aether Holdings, Inc. The Corporation was originally incorporated in the State of Delaware on August 15, 2023.

2. ARTICLE FOURTH of the Corporation’s Certificate of Incorporation presently reads as follows:

“FOURTH: The Corporation is authorized to issue a total number of shares of 50,000,000 shares having a par value of $0.0010000 per share. All shares shall be common shares and of one class.”

, and is hereby amended and restated in its entirety to read as follows:

“FOURTH: The total number of shares which the Corporation shall have authority to issue is fifty million (50,000,000) shares, par value $0.001 per share. All shares shall be common shares and of one class.”

3. The board of directors of the Corporation (the “Board”), acting by joint written consent on December 27, 2024, in accordance with Sections 141 and 242 of the DGCL, unanimously approved a resolution to recommend to the majority stockholders of the Corporation (the “Majority Stockholders”) an amendment the Corporation’s Certificate of Incorporation, declaring said resolution to be advisable, and recommending that the Majority Stockholders authorize the Board to effect a reverse split of the Corporation’s outstanding common stock at an ratio ranging between 1-to-1.1 and 1-to-2, with the exact ratio to be determined by the Board, in its sole discretion (the “Reverse Split”).

4. That, pursuant to Sections 228 and 242 of the DGCL, on December 27, 2024, the Majority Stockholders acting by joint written consent adopted a resolution approving the Reverse Split and granting the Board the authority to determine the final ratio and timing of the Reverse Split.

5. That the Board, acting by unanimous written consent on January 14, 2025, in accordance with Section 141(f) of the DGCL, unanimously adopted a resolution providing that, as soon as practicable, the Corporation will effect a reverse stock split whereby each stockholder shall receive one (1) share of Corporation’s common stock for every one and two tenths (1.2) shares owned.

6. Upon effectiveness (“Effective Time”) of this amendment to the Certificate of Incorporation of the Corporation, a one-for-one and two tenths reverse stock split of the Corporation’s Common Stock shall become effective, pursuant to which each one and two tenths (1.2) shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time (“Old Common Stock”) shall automatically, and without any action by the holder thereof, be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock (“New Common Stock”), subject to the treatment of fractional interests as described below and with no corresponding reduction in the number of authorized shares of our Common Stock. The Reverse Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Old Common Stock, if any, and all references to such Old Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Old Common Stock shall be deemed to be references to the New Common Stock or options or rights to purchase or acquire shares of New Common Stock, as the case may be, after giving effect to the Reverse Split.

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7. No fractional shares of Common Stock will be issued in connection with the Reverse Split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to receive a full share of Common Stock. No stockholders will receive cash in lieu of fractional shares.

8. Each holder of record of a certificate or certificates for one or more shares of the Old Common Stock shall be entitled to receive as soon as practicable, upon surrender of such certificate, a certificate or certificates representing the largest whole number of shares of New Common Stock to which such holder shall be entitled pursuant to the provisions of the immediately preceding paragraphs. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of New Common Stock after the Effective Time).

9. This Certificate of Amendment to the Certificate of Incorporation shall be effective as of 12:01 a.m. Eastern time on January 15, 2025.

IN WITNESS WHEREOF, Aether Holdings, Inc. has caused this Certificate to be executed by its duly authorized officer on this 14th day of January, 2025.

AETHER HOLDINGS, INC.

By:	/s/ Nicolas Lin
Name:	Nicolas Lin
Title:	Chairman and Chief Executive Officer

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